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                                                                    EXHIBIT 99.7

                              ______________, 2004

To Our Clients:

      We are distributing these materials to you on behalf of Oglebay Norton Company, an Ohio corporation ("OGLEBAY NORTON"). Oglebay Norton is distributing subscription rights, CUSIP No. 677007 12 2 (the "RIGHTS") to purchase shares of Oglebay Norton convertible preferred stock, $0.01 par value per share, CUSIP No. 677007 30 4 (the "SHARES"), for a price of $10.00 per share (the "RIGHTS OFFERING"), as described in Oglebay Norton's prospectus dated ____________, 2004 (the "PROSPECTUS"), to each holder of allowed Senior Subordinated Note, CUSIP No. 677007 BU 9 ("NOTES") claims on ____________, 2004 (the "RECORD DATE") who is not a party to the commitment agreement (as described in the enclosed Prospectus) under the second amended joint plan of reorganization as confirmed by the United States Bankruptcy Court for the District of Delaware on November 16, 2004 (the "PLAN"). If the Plan is not consummated, then the Rights Offering will not be consummated.

SUMMARY OF TERMS OF THE RIGHTS OFFERING

      The basic terms of the Rights Offering are as follows:

      - You will be entitled to subscribe for and purchase 80 Shares for each $1,000 in principal amount of Notes claims held as of the close of business on the Record Date.

      - One whole Right is exercisable for 80 Shares at a price of $10.00 per share.

      - The Rights are exercisable until 5:00 P.M., Eastern Time, on ____________, 2004 (the "EXPIRATION Time") AND MAY NOT BE EXERCISED AFTER THE EXPIRATION TIME.

There are no oversubscription privileges associated with the Rights Offering.

      A more detailed description of the Rights Offering is contained in the enclosed Prospectus, which you should read and consider in its entirety prior to participating in the Rights Offering. None of us, the subscription agent, Oglebay Norton or its Board of Directors is making any recommendation as to whether or not you should exercise your Rights. You should make your decision based on your own assessment of your best interests after reading the Prospectus.

ENCLOSURES

      You will find the following enclosed documents:

      -     The Prospectus;

      - The "Instructions as to Use of Oglebay Norton Company Subscription Agreement;" and

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      -     The "Instructions by Beneficial Owner to Broker, Trustee or Other
            Nominee."

      THE SUBSCRIPTION AGREEMENT IS NOT BEING PROVIDED TO YOU BECAUSE IT MUST BE EXECUTED BY US, AS THE HOLDER OF RECORD OF YOUR NOTES.

EXERCISE OF RIGHTS

      You should follow the enclosed instructions as to the exercise of the Rights represented by the enclosed "Instructions by Beneficial Owner to Broker, Trustee or Other Nominee."

TRANSFER OF RIGHTS

      The Rights are transferable; provided, however, that any Rights held by an affiliate of Oglebay Norton may generally only be resold pursuant to a valid exemption under the Securities Act of 1933. The Rights are separate from the Notes; therefore, you may transfer your Rights and retain your Notes if you wish. For treatment of the Notes under the Plan, please refer to the applicable sections of the Plan, a copy of which is filed as an exhibit to the registration statement of which the enclosed Prospectus forms a part.

FOREIGN HOLDERS

      If you are a holder of Notes with an address outside of the United States and wish to exercise your Rights, you must contact Oglebay Norton to receive instructions on how to exercise your Rights.

ADDITIONAL INFORMATION

      You may obtain additional general information concerning the Rights Offering from Oglebay Norton:

                             Oglebay Norton Company
                               North Point Tower
                        1001 Lakeside Avenue, 15th Floor
                             Cleveland, Ohio 44114
                          Attention: Rochelle F. Walk
                  Vice President, General Counsel and Secretary
                              Phone: 216-861-3300
                               Fax: 216-861-2313

      Because we are the holder of record of Notes of Oglebay Norton held in your account, we have received your Rights. We will exercise your Rights only in accordance with your instructions set forth on your completed "Instructions by Beneficial Owner to Broker, Trustee or Other Nominee." IF YOU DO NOT GIVE US YOUR INSTRUCTIONS ALONG WITH APPROPRIATE PAYMENT, YOUR RIGHTS WILL BECOME VALUELESS AFTER THE EXPIRATION TIME.

      Your Rights will expire as of the Expiration Time. Therefore if you would like to participate and exercise your Rights, please forward your instructions to us immediately by completing the enclosed "Instructions by Beneficial Owner to Broker, Trustee or Other Nominee" form. IF WE DO NOT RECEIVE YOUR "INSTRUCTIONS BY BENEFICIAL OWNER TO BROKER,

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TRUSTEE OR OTHER NOMINEE" FORM ALONG WITH APPROPRIATE PAYMENT IN SUFFICIENT TIME
TO INSTRUCT THE SUBSCRIPTION AGENT AS TO THE EXERCISE OF YOUR RIGHTS PRIOR TO 5:00 P.M., EASTERN TIME, ON ____________, 2004, YOUR OPPORTUNITY TO SUBSCRIBE
FOR AND PURCHASE THE SHARES PURSUANT TO THE RIGHTS OFFERING WILL EFFECTIVELY EXPIRE AT SUCH TIME NOTWITHSTANDING THE FACT THAT THE RIGHTS TECHNICALLY DO NOT EXPIRE UNTIL 5:00 P.M., EASTERN TIME, ON ____________, 2004.

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